Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (Second Amended and Restated 2005 Omnibus Stock Plan) of our report dated November 24, 2008, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Varian Medical Systems, Inc.’s Annual Report on Form 10-K for the year ended September 26, 2008.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

August 13, 2009